Exhibit 99.1

SeaChange International Appoints Veteran Technology Executive Matthew Stecker to Board of Directors

WALTHAM, MA – February 11, 2021 – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of video delivery platforms, today announced that its Board of Directors has appointed veteran technology executive Matthew Stecker to the Board of Directors, effective February 10, 2021. Stecker replaces Andrew Sriubas, who was appointed to the Board of Directors in 2016. Stecker has also been appointed to the Company’s Audit, Compensation and Corporate Governance and Nominating Committees, and will serve as Chairman of the Compensation Committee. With Stecker’s appointment, SeaChange’s Board composition remains at four total directors, three of whom are independent.

Stecker comes to SeaChange with over 30 years of experience in the software, services, and mobile industries. Since 2018, he has served as Chairman and CEO of Evolving Systems (Nasdaq: EVOL), a leader in real-time digital engagement solutions and services. During his tenure at Evolving Systems, Stecker has led Evolving Systems through key management transitions and driving shareholder value by refocusing its growth strategy and divesting non-core business units. In addition to his role at Evolving Systems, Stecker also serves on the Board of Directors of Live Microsystems and previously served on the Boards of SITO Mobile, MRV Communications, and Health Warehouse. Stecker worked as a senior policy advisor to the United States Department of Commerce, where he helped launch the First Responder Network Authority (FirstNet). Prior to that, he served as a vice president of Real Networks and the CEO of Livewire Mobile, where he successfully turned Livewire Mobile around for its later sale to OnMobile, a global leader in mobile entertainment.

Stecker holds a B.A. in Political Science and Computer Science from Duke University and a J.D. from the University of North Carolina School of Law.

“On behalf of the entire organization, I would like to welcome Matthew to SeaChange’s Board of Directors,” said Executive Chairman Robert Pons. “Matthew possesses direct experience in managing and transforming public, emerging growth technology businesses at scale. More specifically, he brings a valuable perspective that we look to benefit from as we enter the Company’s next phase of growth.”

Stecker added: “I am looking forward to joining the SeaChange team and working alongside Bob and the leadership team to elevate SeaChange’s value proposition. I have followed SeaChange’s progression, and I believe the Company is well positioned to expand its market share and regain forward momentum. I’ve worked extensively with Bob and Jeff Tuder over the years and look forward to working closely with them to realize the tremendous potential of SeaChange’s technology and expansive customer base.”

Pons added: “I would also like to thank Andrew for his valuable contributions to the Board. We appreciate his ongoing commitment to SeaChange and the many accomplishments he helped us realize. We wish him all the best in his future pursuits.”

About SeaChange International, Inc.

SeaChange International (NASDAQ: SEAC) powers hundreds of cloud and on-premises platforms with live TV and video on demand (VOD) for more than 50 million subscribers worldwide. SeaChange’s end-to-end solution, the Framework, enables operators and content owners to cost-effectively launch a direct-to-consumer video service. This includes back-office, media asset management, ad management, analytics, and a client application for set-top boxes (STB), Smart-TVs and mobile devices. Framework is available as a product or managed service, and can be deployed on-premises, in the cloud or as a hybrid. For more information, please visit www.seachange.com.

SeaChange Contact:

Matt Glover

Gateway Investor Relations

949-574-3860

SEAC@gatewayir.com